Exhibit 10.16

Employee Stock Ownership Plan
Of Rome Bancorp, Inc.
Amended and Restated as of January 1, 2008)

AMENDMENT

1. Article I – Effective as of January 1, 2009, section 1.3 of the Plan, the definition of “Allocation Compensation” shall be amended by adding the following sentence at the end thereof:

Effective for any Plan Year beginning on or after January 1, 2009, an Employee’s Allocation Compensation shall include any differential wage payment within the meaning of section 3401(h)(2) of the Code.

2. Article I – Effective as of January 1, 2009, section 1.50 of the Plan shall be amended to include the following sentence immediately prior to the last sentence of that section:

Effective for any Plan Year beginning on and after January 1, 2009, a person’s Total Compensation shall include any differential wage payment within the meaning of section 3401(h)(2) of the Code.

3. Article III – Effective as of January 1, 2007, the following new sentence shall be added to the end of section 3.1:

Periods of service in the armed forces of the United States shall be treated as provided in section 3.5 and, in any event, in the manner required pursuant to section 414(u) of the Internal Revenue Code.

4. Article III – Effective as of January 1, 2008, Article III of the Plan shall be amended to revise section 3.5 to read in its entirety as follows:

3.5 Family and Medical Leave.

For purposes of eligibility, vesting, contributions and forfeitures, periods of absence recognized as family or medical leave under the federal Family and Medical Leave Act of 1993, as amended, including but not limited to leave required to be provided to active service members and their family members pursuant to the National Defense Authorization Act for Fiscal Year 2008 and the National Defense Authorization Act for Fiscal Year 2010 shall be treated in the manner required by such law and the regulations promulgated thereunder.

5. Article III – Effective as of January 1, 2007, a new section 3.6 of the Plan shall be amended to read in its entirety as follows:

3.6 Service with Uniformed Forces.

(a) In the case of an Employee who terminates employment with the Employer to enter into qualified military service and is re-employed by the Employer pursuant to his re-employment rights under chapter 38 of Title 38 of the United States Code: (i) the Employee shall not be treated as having incurred a break in service by reason of the qualified military service; (ii) the period of qualified military service shall be treated as a period of employment with the Employer for purposes of vesting and benefit accrual; and (iii) such person shall be entitled to retroactive contributions and allocations in accordance with section 414(u) of the Code.

(b) In the case of an Employee who terminates employment with the Employer to enter into qualified military service and who, after December 31, 2007, dies while performing such qualified military service, for purposes of determining the benefits due to the Employee’s Beneficiary, the Employee shall be regarded as having resumed employment with the Employer pursuant to his re-employment rights under chapter 38 of Title 38 of the United States Code on the day before his death and as having terminated employment with the Employer on the date of his actual death.

(c) In the case of an Employee who terminates employment with the Employer to enter into qualified military service and who, after December 31, 2007, suffers a Disability while performing such qualified military service, for purposes of determining the benefits due to the Employee or the Employee’s Beneficiary, the Employee shall be regarded as having resumed employment with the Employer pursuant to his re-employment rights under chapter 38 of Title 38 of the United States Code on the day before his Disability arises and as having terminated employment with the Employer on the date of his actual Disability.

(d) This section 3.5 shall be interpreted, administered and enforced in accordance with sections 401(a)(37) and 414(u) of the Code and regulations thereunder.

6. Article VIII – Effective as of January 1, 2007, section 8.2(a) of the Plan shall be amended by adding the following sentence to the end thereof:

For purposes of this section 8.2, “Total Compensation” shall not include any compensation following severance from employment unless such compensation is made by the later of (i) 2½ months following severance from employment and would have been paid prior to a severance from employment if the Employee had continued in employment with the Employer, and (ii) the end of the Limitation Year in which the severance occurs, all as permitted by Treasury regulations.

7. Article IX – Effective as of January 1, 2007, section 9.1 of the Plan shall be amended to add the following at the end thereof:

With respect to account balances attributable to contributions made for Plan Years after the Plan Year in which any Share Acquisition Loan outstanding on September 26, 2005 is repaid in full or, if earlier, was scheduled to be repaid in full under its terms as in effect on September 26, 2005:

Years of Vesting Service	Vested Percentage

less than 2	0%
2 but less than 3	20%
3 but less than 4	40%
4 but less than 5	60%
5 but less than 6	80%
6 or more	100%

          In Witness Whereof, this Amendment has been signed by an officer of Rome Bancorp, Inc. thereunto duly authorized.

Rome Bancorp, Inc.

By:	/s/ Charles M. Sprock

Name: Charles M. Sprock
Title: Chairman President & CEO

Date: 12/23/2009